EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in the Post-Effective Amendment ( “PEA” No. 1 to Registration Statement ( “RS”) No. 333-113876 for Morgan Stanley Charter Graham L.P., PEA No. 1 to RS No. 333-113893 for Morgan Stanley Charter Millburn L.P., PEA No. 1 to RS No. 333-113877 for Morgan Stanley Charter MSFCM L.P., PEA No. 1 to RS No. 333-113878 for Morgan Stanley Charter Campbell L.P., (collectively, the “Partnerships”) of our report dated March 2, 2004, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2003 and 2002, of the Partnerships and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2003 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the year ended December 31, 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002, for Morgan Stanley Charter Campbell L.P. appearing in the supplement to prospectus dated April 28, 2004, which is a part of such Registration Statements.

      We also consent to the use of our report dated February 12, 2004 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2003 and 2002 appearing in the supplement to the prospectus dated April 28, 2004, which is part of such Registration Statements.

      We also consent to the reference to us under the heading “Experts” in the supplement to the prospectus dated April 28, 2004, which is part of such Registration Statements.

New York, New York
November 23, 2004